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                             Duke Energy Corporation
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

                                                             [Duke Energy Logo]


                                        Proxy
                                    Statement



                                and notice of
                          2001 Annual Meeting

[Duke Energy Logo]
                                                        526 South Church Street
                                                        Charlotte, NC 28202-1802


March 19, 2001

Dear Shareholder:

I am pleased to invite you to our annual meeting to be held on April 26, 2001 in the O. J. Miller Auditorium located in our Charlotte headquarters building. We will discuss our performance in 2000 and our goals for 2001 and respond to any questions you may have. Enclosed with this proxy statement are your proxy card and voting instructions and the 2000 annual report.

As in the past, we are offering you the opportunity to cast your vote by telephone or online via the Internet. Whether you choose to vote by proxy card, telephone or Internet, it would help if you would vote as soon as possible.

I look forward to seeing you at the annual meeting.

Sincerely,



R. B. Priory
Chairman of the Board, President
and Chief Executive Officer

[Duke Energy Logo]
                                                       526 South Church Street
                                                       Charlotte, NC  28202-1802


                    Notice of Annual Meeting of Shareholders
                                 April 26, 2001


March 19, 2001

We will hold the annual meeting of shareholders of Duke Energy Corporation on Thursday, April 26, 2001 at 10:00 a.m. in the O. J. Miller Auditorium in the Energy Center located at 526 South Church Street in Charlotte, North Carolina.

The purpose of the annual meeting is to consider and take action on the following:

     1.   Election of three nominees as Class I directors.
     2. Ratification of Deloitte & Touche LLP as Duke Energy's independent auditors for 2001.
     3. A proposal to amend the Articles of Incorporation to increase the amount of authorized Common Stock from 1,000,000,000 to 2,000,000,000 shares.
     4.   A proposal to amend the Duke Energy 1998 Long-Term Incentive Plan.
     5. A shareholder proposal relating to contributions to political movements and entities, if properly presented at the annual meeting.
     6. A shareholder proposal relating to investments in alternative energy sources, if properly presented at the annual meeting.
     7.   Any other business that properly comes before the annual meeting.

Shareholders of record as of March 1, 2001 can vote at the annual meeting. This proxy statement, proxy card and voting instructions, along with our 2000 annual report to shareholders, are being distributed on or about March 19, 2001.

Your vote is very important. If voting by mail, please sign, date and return the enclosed proxy card in the enclosed prepaid envelope, and allow sufficient time for the postal service to deliver your proxy before the meeting. If voting by telephone or on the Internet, please follow the instructions on your proxy card.

By order of the Board of Directors



Richard W. Blackburn
Executive Vice President,
General Counsel and Secretary

                                Table of Contents

Commonly Asked Questions and Answers About the Annual Meeting               1
Proposals to be Voted Upon                                                  4
         Proposal 1:  Election of Directors                                 4
         Proposal 2:  Ratification of Deloitte & Touche LLP as
                      Duke Energy's Independent Auditors for 2001           4
         Proposal 3:  Amendment to the Articles of Incorporation to
                      Increase the Amount of Authorized Common Stock        4
         Proposal 4:  Amendment to the Duke Energy 1998 Long-Term
                      Incentive Plan                                        5
         Proposal 5:  Shareholder Proposal Relating to Contributions to
                      Political Movements and Entities                     10
         Proposal 6:  Shareholder Proposal Relating to Investments in
                      Alternative Energy Sources                           11

The Board of Directors                                                     14
Beneficial Ownership                                                       18
Information on the Board of Directors                                      20
Report of the Audit Committee                                              22
Report of the Compensation Committee                                       23
Performance Graph                                                          28
Compensation                                                               29
         Summary Compensation Table                                        29
         Long-Term Incentive Plan - Awards in 2000                         31
         Option Grants in 2000                                             31
         Option Exercises and Year-End Values                              32
         Employment Contracts and Termination of Employment and
         Change-in-Control Arrangements                                    32
         Retirement Plan Information                                       34
Other Information                                                          36
         Appendix A - Charter of the Audit Committee of the
         Board of Directors                                               A-1

                                 Commonly Asked
                              Questions and Answers
                            About the Annual Meeting

Q:  WHAT AM I VOTING ON?
A:  o  Election of three directors:  the nominees are Ann Maynard Gray,
       Dennis R. Hendrix and Harold S. Hook;
    o Ratification of Deloitte & Touche LLP as Duke Energy's independent auditors for 2001;
    o Amendment to the Articles of Incorporation to increase the authorized Common Stock;
    o  Amendment to the Duke Energy 1998 Long-Term Incentive Plan;
    o A shareholder proposal relating to contributions to political movements and entities, if properly presented at the annual meeting; and
    o A shareholder proposal relating to investments in alternative energy sources, if properly presented at the annual meeting.

Q:   WHO CAN VOTE?
A: Common shareholders of Duke Energy as of the close of business on the record date, March 1, 2001 can vote at the annual meeting, either in person or by proxy. Each share of Duke Energy Common Stock has one vote.

Q:   HOW DO I VOTE?
A: Sign and date each proxy card that you receive and return it in the prepaid envelope or vote by telephone or on the Internet. If we receive your signed proxy card (or properly transmitted telephone or Internet proxy) before the annual meeting, we will vote your shares as you direct. You can specify when submitting your proxy whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from voting on the other five proposals.

     If you use the proxy card and simply sign, date and return it without making any selections, your proxy will be voted in accordance with the recommendations of the Board of Directors:

     o in favor of the election of the nominees for directors named in Proposal 1;
     o  in favor of Proposals 2, 3 and 4; and
     o  against Proposals 5 and 6.

Q:   MAY I CHANGE MY VOTE?
A:   You may change your vote by:
     o casting another vote either in person at the meeting or by one of the other methods discussed above; or
     o notifying the Corporate Secretary, in care of the Investor Relations Department, at Post Office Box 1005, Charlotte, NC 28201-1005.

Q:   CAN I VOTE MY SHARES BY TELEPHONE OR ON THE INTERNET?
A: If you hold your shares in your own name, you may vote by telephone or on the Internet, by following the instructions included on your proxy card. Your deadline for voting by telephone or on the Internet is 11:59 p.m., April 24, 2001.

     If your shares are held in "street name," you will need to contact your broker or other nominee holder to find out whether you will be able to vote by telephone or on the Internet.

Q:   WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?
A: No, if you hold your shares directly in your own name, they will not be voted if you do not provide a proxy unless you vote in person at the meeting. Brokerage firms generally have the authority to vote customers' unvoted shares on certain "routine" matters. If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the election of directors and for Proposals 2 and 4 (but not the other proposals) if you do not timely provide your proxy because these matters are considered "routine" under the applicable rules.

Q: AS A DUKE ENERGY EMPLOYEE, HOW DO I VOTE SHARES HELD IN MY ACCOUNT IN THE DUKE ENERGY RETIREMENT SAVINGS PLAN?
A: If you are a participant in the Duke Energy Retirement Savings Plan, you have the right to direct the Plan trustee in the voting of those shares of Duke Energy Common Stock that are held by the Plan and allocated to your Plan account on any issues presented at the annual meeting. Plan participant proxies will be treated confidentially.

     If you elect not to vote by proxy, shares allocated to your Plan account will be voted by the Plan trustee in the same proportion as those shares held by the Plan for which the Plan trustee has received direction from Plan participants.

Q:   WHAT CONSTITUTES A QUORUM?
A: As of the record date, March 1, 2001, 742,013,462 shares of Duke Energy Common Stock were issued and outstanding and entitled to vote at the meeting. In order to conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a "quorum." If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum. Abstentions and broker "non-votes" will be counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:   WHAT VOTE IS NEEDED FOR THESE PROPOSALS TO BE ADOPTED?
A: Directors are elected by a plurality of the votes cast at the meeting. "Plurality" means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. A majority of the votes cast at the meeting is required to approve the other proposals. For the election of directors, abstentions and broker "non-votes" will not be counted. For the other proposals, abstentions and broker "non-votes" will not be counted as votes cast.

Q:   WHO CONDUCTS THE PROXY SOLICITATION AND HOW MUCH WILL IT COST?
A: Duke Energy is asking for your proxy for the annual meeting and will pay all the costs of asking for shareholder proxies. We have hired Georgeson Shareholder Communications, Inc. to help us send out the proxy materials and ask for proxies. Georgeson's fee for these services is $17,500, plus out-of-pocket expenses. We can ask for proxies through the mail or personally by telephone, telegram, fax or other means. We can use directors, officers and regular employees of Duke Energy to ask for proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Duke Energy Common Stock.

Q: HOW DOES A SHAREHOLDER NOMINATE SOMEONE TO BE A DIRECTOR OF DUKE ENERGY OR BRING BUSINESS BEFORE THE ANNUAL MEETING?
A: Nominations for director may be made only by the Board of Directors or by a shareholder who has given the proper notice, as provided in the By-Laws, between 90 and 120 days prior to the first anniversary of the previous year's annual meeting. For the 2002 annual meeting, we must receive this notice on or after December 27, 2001, and on or before January 26, 2002.

     Other business may be brought before an annual meeting by a shareholder who has delivered notice (containing certain information specified in the By-Laws) within the time limits described above for delivering notice of a nomination for the election of a director. These requirements apply to any matter that a shareholder wishes to raise at an annual meeting other than through the SEC's shareholder proposal procedures. If you intend to use the SEC procedures and wish to have your proposal included in next year's proxy statement, you must deliver the proposal in writing to our Corporate Secretary by November 19, 2001.

     A copy of the full text of the By-Law advance notice provisions discussed above may be obtained by writing to the Office of the Corporate Secretary, Post Office Box 1006, Charlotte, North Carolina 28201-1006.

Q:   HOW DOES THE RECENT STOCK SPLIT AFFECT THE INFORMATION IN THIS PROXY
     STATEMENT?
A: Except for the number of authorized shares set forth in Proposal 3 or as otherwise noted, all references to numbers of shares, stock option data and market prices of Duke Energy Common Stock in this proxy statement have been restated to reflect the stock split.

                           Proposals to be Voted Upon

PROPOSAL 1:
Election of Directors

The Board of Directors recommends a vote FOR each nominee.

The Board of Directors of Duke Energy consists of 12 members, divided into three classes. The three-year terms of the classes are staggered so that the term of one class expires at each annual meeting. The terms of the three Class I directors will expire at the 2001 annual meeting.

The Board of Directors has nominated the following Class I directors for re-election: Ann Maynard Gray, Dennis R. Hendrix and Harold S. Hook.

If any director is unable to stand for re-election, the Board of Directors may reduce the number of directors, or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. We do not expect that any nominee will be unavailable or unable to serve.


PROPOSAL 2:
Ratification of Deloitte & Touche LLP as Duke Energy's Independent Auditors for 2001

The Board of Directors recommends a vote FOR this proposal.

The Board of Directors, upon recommendation of the Audit Committee, has reappointed, subject to shareholder ratification, the firm of Deloitte & Touche LLP, certified public accountants, as independent auditors to examine Duke Energy's accounts for the year 2001. If the shareholders do not ratify this appointment, the Board of Directors will consider other certified public accountants upon recommendation of the Audit Committee.

A representative of Deloitte & Touche LLP will, as in prior years, attend the annual meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.


PROPOSAL 3:
Increase in Authorized Common Stock

The Board of Directors recommends a vote FOR this proposal.

Duke Energy completed a two-for-one split of its Common Stock in January 2001. After giving effect to the stock split, Duke Energy had outstanding on March 1, 2001 approximately 742,013,462 shares of Common Stock out of 1,000,000,000 shares authorized for issuance. In addition, Duke Energy will have approximately 61,205,939 shares reserved for issuance under various stock-based plans, assuming shareholder approval at the annual meeting of the proposed increase in shares reserved for issuance under the Duke Energy 1998 Long-Term Incentive Plan. In view of this, the Board of Directors has approved an amendment to the Articles of Incorporation to increase the number of shares of authorized Common Stock from 1,000,000,000 to 2,000,000,000 shares. The Board recommends that the shareholders approve the proposed amendment.

Reasons for the Amendment

The Board believes it advisable to increase the authorized number of shares of Common Stock because there may be insufficient shares available for issuance from time to time for purposes which the Board determines to be in Duke Energy's interest. These purposes would include financing growth, effecting stock splits or stock dividends, providing shares for employee benefit and dividend reinvestment plans, possible acquisitions and other general corporate purposes related to the development and expansion of the corporate enterprise. The Board believes it will be advantageous to be able to act promptly with respect to investment or acquisition opportunities without the expense and delay involved in convening special shareholder meetings to authorize additional shares which may be issued in connection with such opportunities. Duke Energy is not currently planning any material acquisition, although such transactions are considered from time to time.

The additional shares of Common Stock, if authorized, would have the same rights and privileges as the shares of Common Stock presently outstanding. The Articles of Incorporation provide that holders of shares of Common Stock do not have preemptive rights.

While the Board believes it advisable to increase the number of authorized shares of Common Stock for the reasons set forth above, the Board realizes that the increase in the number of authorized shares could be used for anti-takeover purposes as Duke Energy could issue additional shares to make more difficult or discourage an attempt to acquire control of Duke Energy. Duke Energy is not aware of any effort to accumulate its securities or obtain control by means of a tender offer, proxy contest or otherwise.

Unless required by law or by the applicable rules of the New York Stock Exchange, no further authorization for the issuance of Common Stock by the shareholders would be necessary, but any such issuance would be subject to the approval of the North Carolina Utilities Commission and The Public Service Commission of South Carolina.


PROPOSAL 4:
Amendment of the Duke Energy 1998 Long-Term Incentive Plan

The Board of Directors recommends a vote FOR this proposal.

The Duke Energy 1998 Long-Term Incentive Plan was approved by Duke Energy's shareholders at the 1998 annual meeting. The purpose of the Plan is to strengthen Duke Energy's ability to attract, motivate and retain employees and outside directors and to provide an additional incentive for employees and outside directors to promote Duke Energy's financial success and growth.

The Amendment

The Amendment seeks to increase the number of shares reserved for issuance under the Plan by an additional 30,000,000 shares and to increase the maximum number of shares of Common Stock that may be issued under the Plan under restricted stock awards, performance awards and phantom stock awards from 3,000,000 to 6,000,000. The additional shares reserved for issuance are needed to facilitate the continued use of the Plan because the original authorization in 1998 of 30,000,000 shares is expected to be largely exhausted in the near term.

The Board of Directors approved the Amendment on December 20, 2000, subject to shareholder approval.

The full text of the amended Plan has been filed electronically with the SEC with this proxy statement. You are encouraged to read the full text of the Plan if you need more information.

Other Principal Features of the Plan

Administration of the Plan. The Compensation Committee of the Board of Directors administers the Plan. The Compensation Committee determines who receives awards, what types of awards are granted, when awards are granted, and the terms of awards, except that awards to outside directors and the Chairman, President and Chief Executive Officer must be made by the Board of Directors.

Eligibility to Receive Awards. Substantially all employees of Duke Energy and its subsidiaries and all of Duke Energy's outside directors are eligible to be granted awards under the Plan. The number of actual grantees may vary from year to year.

Stock Option Awards. Awards of nonqualified stock options and incentive stock options may be granted under the Plan. Nonqualified stock options may be granted to employees and outside directors; incentive stock options may be granted only to employees. The maximum number of shares of Common Stock that may be granted under stock options to any one participant during any calendar year is 2,000,000 shares. The value of Common Stock (determined at the time of grant) that may be subject to incentive stock options that become exercisable by any one employee in any one year is limited to $100,000.

The maximum term of a stock option granted under the Plan is ten years. The exercise price per share of an option is established by the Compensation Committee and may not be less than the fair market value of a share of Common Stock on the grant date. The Compensation Committee determines the extent to which an option becomes and/or remains exercisable if the employment or service of a participant terminates due to retirement, death, disability or certain other circumstances, subject to limitations for incentive stock options.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights under the Plan. A stock appreciation right entitles the holder to receive the difference between the base price specified in the award and the fair market value of a share of Common Stock on the date of exercise, with respect to each share of Common Stock to which the stock appreciation right relates. The maximum number of shares of Common Stock subject to stock appreciation rights granted to any one participant during any calendar year is 2,000,000 shares.

A stock appreciation right may be granted either in tandem with an option or on a stand-alone basis. A stock appreciation right granted in tandem with an option has a base price per share equal to the per share exercise price of the option and generally has the same vesting and termination schedule as the option. Exercise of the stock appreciation right as to a number of shares results in the cancellation of the same number of shares under the option. A stock appreciation right granted on a stand-alone basis will be exercisable as determined by the Compensation Committee, but in no event after ten years from the date of grant. The base price of a stand-alone stock appreciation right may not be less than 100% of the fair market value of a share of Common Stock on the date of grant. Stock appreciation rights are payable in cash, in shares of Common Stock, or both, as determined by the Compensation Committee.

Performance Awards. Performance awards are units denominated either in shares of Common Stock ("performance shares") or in specified dollar amounts ("performance units"). Performance awards are payable upon the achievement of performance criteria established by the Compensation Committee at the beginning of the performance period. The performance period may not exceed ten years from the date of grant. At the end of the performance period, the Compensation Committee determines the payment to be made based on the extent to which the performance goals have been achieved. Performance awards are payable in cash, in shares of Common Stock, or both, as determined by the Compensation Committee.

The Compensation Committee may grant performance awards that are intended to qualify for exemption under section 162(m) of the Internal Revenue Code, as well as performance awards that are not intended to so qualify. The performance criteria for a section 162(m) qualified performance award may relate to Duke Energy, a subsidiary or a business unit, and may be absolute or measured relative to a peer group. Only the following criteria may be used for a section 162(m) qualified award: total shareholder return, stock price increase, return on equity, return on capital, earnings per share, earnings before interest and taxes, cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of costs of capital) and cost per kWh. No more than $2.5 million may be payable in any one calendar year to any one participant under a section 162(m) qualified performance unit award. No more than 400,000 share units may be subject to a section 162(m) qualified performance share award granted to any one participant in any calendar year.

Restricted Stock Awards. The Compensation Committee may grant restricted stock awards under the Plan. Restricted stock awards contain restrictions with respect to transferability and ownership of the shares of Common Stock granted and are subject to forfeiture under certain conditions. The restrictions lapse in accordance with the vesting requirements set forth in the award. Vesting requirements may be based on the participant's continued employment for a specified time period or on the attainment of specified business goals or performance criteria. The Compensation Committee may require the payment of a specified purchase price in connection with a restricted stock award.

No more than 400,000 shares of restricted stock intended to qualify under section 162(m) may be granted to any one participant during any calendar year. An award of restricted stock that is intended to qualify for exemption under section 162(m) will have its vesting requirements limited to the performance criteria described under "Performance Awards" above.

Phantom Stock Awards. The Compensation Committee may grant awards of phantom stock under the Plan. A phantom stock award gives the participant the right to receive the fair market value of a share of Common Stock on the vesting date (subject to any applicable maximum value) for each unit of phantom stock awarded. Vesting periods may be no more than ten years from the date of grant. Phantom stock units may be subject to restrictions and conditions set by the Compensation Committee. Payments of phantom stock awards may be in cash, in shares of Common Stock, or both, as determined by the Compensation Committee.

Dividend Equivalent Awards. The Compensation Committee may grant dividend equivalent awards under the Plan. A dividend equivalent award gives the participant the right to receive cash payments that are equivalent to dividends on the shares of Common Stock to which the award relates. Dividend equivalent awards may be granted in tandem with other awards or on a stand-alone basis. Dividend equivalent awards granted in tandem with other awards expire at the time the underlying award is exercised, becomes otherwise payable, or expires. Dividend equivalent awards may be payable in cash or in shares of Common Stock, as determined by the Compensation Committee.

Term of the Plan. The Plan will terminate on April 16, 2008, except that the Plan may be terminated earlier by the Board of Directors.

Other Information. The Board of Directors may amend the Plan at any time, except that shareholder approval is required for amendments that change who is eligible to participate in the Plan, increase the number of shares of Common Stock reserved for issuance under the Plan or for certain kinds of awards, allow grants of options at an exercise price below fair market value, or allow the repricing of options.

The Compensation Committee may provide for the effect of a "change in control" (as defined in the Plan) on awards granted under the Plan. Such provisions may include accelerating or extending time periods for exercising, vesting or realizing gain from any awards, waiving or modifying performance or other conditions relating to payment or other rights under awards, or cash settlement of awards.

Federal Income Tax Consequences. The following is a general description of the federal income tax consequences to participants and Duke Energy relating to awards that may be granted under the Plan. The description does not purport to cover all tax consequences relating to awards.

The grant of a stock option will not result in taxable income at the time of grant for the grantee or Duke Energy. The grantee will have no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and Duke Energy will receive no deduction when an incentive stock option is exercised. Upon exercising a nonqualified stock option, the grantee will recognize ordinary income in the amount by which the fair market value exceeds the option price; Duke Energy will be entitled to a deduction for the same amount. The treatment to a grantee of a disposition of shares acquired through the exercise of an option depends on how long the shares are held and on whether the shares were acquired by exercising an incentive stock option or a nonqualified stock option. Generally, there will be no tax consequence to Duke Energy when shares acquired under an option are disposed of except that Duke Energy may be entitled to a deduction if shares acquired upon exercise of an incentive stock option are disposed of before the applicable incentive stock option holding periods have been satisfied.

The current federal income tax consequences of other awards authorized under the Plan are generally in accordance with the following: stock appreciation rights are subject to taxation in substantially the same manner as nonqualified stock options; restricted stock subject to a substantial risk of forfeiture results in income recognition of the excess of the fair market value of the shares of Common Stock over the purchase price (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); performance awards, phantom stock awards and dividend equivalent awards are generally subject to tax at the time of payment. In each of the foregoing cases, Duke Energy will generally have a corresponding deduction at the same time the participant recognizes income.

Compensation of the executive officers listed in the Summary Compensation Table in "Compensation" below is subject to the tax deduction limits of section 162(m) of the Internal Revenue Code. Stock options and stock appreciation rights that qualify as "performance-based compensation" are exempt from section 162(m), thus allowing Duke Energy the full tax deduction otherwise permitted for such compensation. The Plan enables the Compensation Committee to grant stock options and stock appreciation rights that will be exempt from the deduction limits of section 162(m) of the Internal Revenue Code.

The closing price of Duke Energy Common Stock on the New York Stock Exchange on March 9, 2001 was $42.97 per share.

1998 Long-Term Incentive Plan Benefits

No determinations have been made with respect to benefits and amounts that will be received or allocated under the Plan in the future. In 2000, the Compensation Committee granted stock option awards under the Plan as described under "Option Grants in 2000" in this proxy statement and as set forth in the table below. The exercise price of each such option was $42.8125 or as otherwise noted. Phantom stock units were also granted under the Plan in 2000 as described in footnote 2 of the Summary Compensation Table under "Compensation" and as set forth in the table below. The fair market value of one phantom stock unit on the date of grant was $42.8125.

                                        Number of Shares        Number of
Identity of Group                      Underlying Options   Phantom Stock Units
-----------------                      ------------------   -------------------
All executive officers
as a group (11)                             1,130,400            34,320

All non-executive directors
as a group (10)                                40,000             --

All employees (including
non-executive officers) as a group (1,670)  4,829,408           137,000

In addition to the above, one executive officer received a restricted stock award of 20,000 shares as part of his initial compensation package with a dollar value of $827,500 on the date of grant, and H.J. Padewer received a performance award as described in the table entitled "Long-Term Incentive Plan - Awards in 2000" in this proxy statement.


                              SHAREHOLDER PROPOSALS

The following two proposals have been submitted by shareholders for inclusion in this proxy statement. Upon oral or written request, we will promptly furnish the names and addresses of the shareholders submitting the proposals, as well as the number of shares they held at the time the proposals were submitted.


PROPOSAL 5:
Contributions to Political Movements and Entities

The Board of Directors recommends a vote AGAINST this shareholder proposal.

Whereas the money for donations to political movements and political entities comes from the profits of the company's operations, and belongs to the shareholders; and since these contributions are nothing more than an overt effort to control elections, shareholders should not be made to support political movements or political entities with whom they do not agree.

The Board of Directors is requested to adopt a policy that no contribution to any political movement or entity shall be made by Duke Energy; nor shall solicitations for contributions to any political movement or entity be made on company property, nor to any company employee; nor shall company facilities or equipment be used for this purpose.

OPPOSING STATEMENT OF THE BOARD OF DIRECTORS

The Board of Directors has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of Duke Energy or its shareholders.

Duke Energy is subject to, and complies with, extensive federal and state regulations relating to political contributions. Adoption of the proposal, however, would prohibit it from continuing its customary support of various political action committees and permitted state and local campaigns. Many of Duke Energy's business activities are heavily regulated at the federal, state and local levels, which affects its ability to own and maintain energy facilities, and offer energy and energy-related products and services. Duke Energy believes that its interaction with legislators and regulators influences the products and services that it is able to offer and deliver, and believes in the importance of participating in the political process on behalf of its shareholders, customers, employees and other stakeholders. The proposal, however, would limit Duke Energy's effectiveness and place it at a competitive disadvantage by prohibiting its participation in various activities routinely engaged in by energy companies and others.

In addition to placing Duke Energy at a competitive disadvantage, the proposal does not define "political movement or entity" or provide any guidance as to how it would determine whether or not a "movement or entity" is "political." Consequently, the extremely broad language of the proposal could prohibit a multitude of activities that shareholders would not commonly view as political in nature.

The Board of Directors therefore recommends a vote AGAINST this shareholder proposal.


PROPOSAL 6:
Investments in Alternative Energy Sources

The Board of directors recommends a vote AGAINST this shareholder proposal.

Invest in Clean Energy (ICE) Proposal

Be it resolved that Duke Energy shall invest sufficient resources to build new electrical generation from solar and wind power sources to replace approximately one percent (1%) of system capacity yearly for the next twenty years with the goal of having the company producing twenty percent (20%) of generation capacity from clean renewable sources in 20 years.

Supporting Statement

Utility deregulation demands the company present a good public image, and the public is demanding progress towards clean energy.

Efforts must be made to slow down changes in global climate so that we can continue to survive on planet earth.

The proposal allows flexibility in schedule for the Board of Directors to implement this proposal. The 20% figure is just a reasonable and conservative goal to aim for.

A one percent yearly addition to generation capacity allows for small pilot plants to be built and tried as the program advances.

The company should look to building facilities that are made to last a long time.

Solar power towers, wind farms, solar photovoltaic arrays and parabolic solar troughs already exist in other places in this range of power production, proving that Duke could realistically build such facilities in the Carolinas and elsewhere.

OPPOSING STATEMENT OF THE BOARD OF DIRECTORS

Duke Energy considers the development of clean, renewable energy sources to be a matter of importance. It also supports research in the development and commercial deployment of such technologies and closely monitors technological developments in this sector. Duke Energy has developed several different commercial projects utilizing these kinds of technologies through its Duke Engineering & Services and DukeSolutions business units and participates in commercial developments that are consistent with its business strategy and capital investment requirements. As with other generation technologies deployed by Duke Energy, renewable energy generation technologies must be economically attractive in addition to their having technological feasibility.

The proponent would have shareholders require Duke Energy to pursue certain renewable energy sources without reference to any economic, scientific or technical data on which to evaluate such actions. If adopted, the proposal would require Duke Energy to replace its electric generating system capacity with solar and wind power sources by approximately 1% per year, regardless of whether 1% replacements are practical and regardless of cost, and to commit to that timetable for the next 20 years.

The proposal generally requires Duke Energy to replace portions of its electric generation system in artificial, predetermined percentage amounts according to an artificial, predetermined timetable. Changes in the composition of electric generation systems, however, do not occur in successive increments of approximately 1% and are not implemented on the basis of the sort of timetable that the proposal specifies. Moreover, the proposal could require Duke Energy to dismantle system capacity that might be highly productive in order to replace it with solar and wind power technologies, replacements that would involve very substantial costs with respect to construction and maintenance. Based on data provided by the World Energy Assessment conducted by the United Nations Development Programme, the technologies included in the proposal presently are 3 times to 40 times as expensive as current conventional generation technologies.

The timing and advisability of entering into any new business, such as renewables, including research and marketing decisions relating to it, require the judgment of experienced management. Duke Energy has experience in renewable energy. It has participated in past research and development and commercial ventures involving renewable energy, including biomass and solar energy. In 2000, DukeSolutions, a Duke Energy business, announced new capital investment in biomass fueled renewable energy projects. Duke Energy will continue to pursue similar opportunities when its business strategy and capital investment requirements are satisfied. However, the long-term time commitment and scale of investment required by the proposal would not, in the Board's opinion, be in the best interests of shareholders or customers.

The Board of Directors opposes this proposal because it requires Duke Energy to adopt a highly restrictive and costly plan with respect to Duke Energy's future electric operations. Duke Energy remains committed through research, technology and innovation to meet consumers' demands for new products and services. The Board of Directors believes, however, that the requirement in the proposal that Duke Energy should actively pursue a business activity such as renewable energy sources, irrespective of consumers' demands, technical data and economic factors, is unwarranted and not in the best interests of shareholders.

The Board of Directors therefore recommends a vote AGAINST this shareholder proposal.

                             The Board of Directors

Nominees for election at the annual meeting are marked with an asterisk (*).


(Photo)           G. ALEX BERNHARDT, SR.
                  Director since 1991
                  Chairman and CEO, Bernhardt Furniture Company, furniture manufacturer
                  Age 57

                  Mr. Bernhardt has been associated with Bernhardt Furniture Company of Lenoir, North Carolina, since 1965. He was named President and a director in 1976 and became Chairman and CEO in 1996. Mr. Bernhardt is a director of First Union Corporation. He is a Class II director with a term expiring in 2002.


(Photo)           ROBERT J. BROWN
                  Director since 1994
                  Chairman and CEO, B&C Associates, Inc.,
                  marketing research and public relations firm
                  Age 66

                  Mr. Brown founded B&C Associates, Inc., High Point, North Carolina, in 1960, served as its President from 1960 until 1968 and has been its Chairman and CEO since 1973. He is a director of First Union Corporation, Sonoco Products Company and AutoNation, Inc. He is a Class III director with a term expiring in 2003.


(Photo)           WILLIAM A. COLEY
                  Director since 1990
                  Group President, Duke Power, electric operations of
                  Duke Energy
                  Age 57

                  Mr. Coley joined Duke Energy in 1966. He was named President of Duke Energy's Associated Enterprises Group in 1994 and was appointed to his present position in 1997. He is a director of CT Communications, Inc. and SouthTrust Corporation.
                  Mr. Coley is a Class II director with a term expiring in 2002.

(Photo)           WILLIAM T. ESREY
                  Director since 1985
                  Chairman and CEO, Sprint Corporation,
                  a diversified telecommunications holding company
                  Age 61

                  Mr. Esrey has served as Chairman of Sprint Corporation since 1990 and as its CEO since 1985. He was President of Sprint Corporation from 1985 to 1996. Mr. Esrey is a director of Sprint Corporation, General Mills, Inc., and Exxon Mobil Corporation and had been a director of PanEnergy Corp since 1985. He is a Class III director with a term expiring in 2003.


(Photo)           ANN MAYNARD GRAY *
                  Director since 1994
                  Former Vice President, ABC, Inc. and Former President, Diversified Publishing Group of ABC, Inc., television, radio and publishing
                  Age 55

                  Ms. Gray was President, Diversified Publishing Group of
                  ABC, Inc. from 1991 until 1997, and was a Corporate Vice President of ABC, Inc. and its predecessors from 1979 to 1998. She had been a director of PanEnergy Corp since 1994.
                  Ms. Gray is a director of Elan Corporation, plc. as of February 1, 2001.


(Photo)           DENNIS R. HENDRIX *
                  Director since 1990
                  Retired Chairman of the Board, PanEnergy Corp
                  Age 61

                  Mr. Hendrix was Chairman of the Board of PanEnergy Corp from 1990 to 1997; CEO from 1990 to 1995; and President from 1990 to 1993. He served as a director of Texas Eastern Transmission Corporation from 1990 to 1997 and as President and CEO from 1990 to 1994. Mr. Hendrix is a director of Allied Waste Industries, Inc., International Power, PLC and Newfield Exploration Company.

(Photo)           HAROLD S. HOOK *
                  Director since 1978
                  Consultant; Retired Chairman and CEO, American General Corporation, diversified financial services
                  Age 69

                  Mr. Hook retired from American General Corporation in 1997 after more than 18 years as Chairman and CEO. He serves as a director of Sprint Corporation and had been a director of PanEnergy Corp since 1978.


(Photo)           GEORGE DEAN JOHNSON, JR.
                  Director since 1986
                  CEO, Extended Stay America, development, ownership and management of extended-stay lodging facilities Age 58

                  Mr. Johnson served as President of the Domestic Consumer Division of Blockbuster Entertainment Corporation from 1993 until 1995. He was a co-founder of Extended Stay America and has served as its CEO since 1995. Mr. Johnson is a director of Extended Stay America, Boca Resorts, Inc., and
                  AutoNation, Inc. He is a Class III director with a term expiring in 2003.


(Photo)           MAX LENNON
                  Director since 1988
                  President, Mars Hill College, Mars Hill, NC
                  Age 60

                  Dr. Lennon assumed his present position in 1996, after serving as President of Eastern Foods, Inc. from 1994 through 1995. He was previously involved in higher education from 1966 to 1994, his last tenure being at Clemson University where he served as President for eight years. Dr. Lennon is a director of Delta Woodside Industries, Inc., Delta Apparel, Inc. and Duck Head Apparel, Inc. He is a Class II director with a term expiring in 2002.

(Photo)           LEO E. LINBECK, JR.
                  Director since 1986
                  Chairman, President and CEO, Linbeck Corporation, holding company of four construction-related firms Age 66

                  Mr. Linbeck assumed his present position in 1990 after serving as Chairman, President and CEO of Linbeck Construction Corporation from 1975 to 1990. He had been a director of PanEnergy Corp since 1986. Mr. Linbeck is a Class II director with a term expiring in 2002.


(Photo)           JAMES G. MARTIN, PH.D.
                  Director since 1994
                  Vice President, Carolinas HealthCare System
                  Age 65

                  Dr. Martin was named to his present position in 1995. He served as Governor of the State of North Carolina from 1985 to 1993 and was a member of the United States House of Representatives, representing the Ninth District of North Carolina, from 1973 to 1984. Dr. Martin is a director of Palomar Medical Technologies, Inc., aaiPharma, Inc. and Family Dollar Stores, Inc. He is a Class III director with a term expiring in 2003.


(Photo)           RICHARD B. PRIORY
                  Director since 1990
                  Chairman of the Board, President and CEO, Duke Energy Corporation
                  Age 54

                  Mr. Priory became Chairman of the Board and CEO in 1997 upon the merger of Duke Energy and PanEnergy Corp, and became President in 1998. He had served as President and Chief Operating Officer of Duke Energy from 1994 until 1997. He is a director of Dana Corporation and US Airways Group, Inc. and serves on the boards of the Edison Electric Institute and the Institute of Nuclear Power Operations. Mr. Priory is also a member of the National Academy of Engineering. Mr. Priory is a Class III director with a term expiring in 2003.

                              Beneficial Ownership

This table indicates how much Duke Energy Common Stock was beneficially owned by the current directors, the executive officers listed under "Summary Compensation Table" in "Compensation" below ("Named Executive Officers") and by all current directors and executive officers as a group as of February 27, 2001.

o The shares listed as "Beneficially Owned" include shares held as of February 27, 2001 in our employee benefit plans and in trust for the current directors under their compensation plan.

o The shares listed as "May Be Acquired" are shares of Duke Energy Common Stock that can be acquired upon the exercise of stock options.

o Beneficial ownership of shares by current directors and executive officers as a group represents beneficial ownership of less than 1% of the outstanding shares of Duke Energy Common Stock.

                                                                        Shares of Common Stock
                                                                        ----------------------
                                                                                   Total
                                                         Beneficially           Beneficially           May Be
Name or Identity of Group                                   Owned                 Owned(2)            Acquired
---------------------------------------------         -------------------     -----------------     -------------
G.A. Bernhardt, Sr.                                             18,479                  21,079            11,600
R.J. Brown                                                       8,729                  11,329            11,600
W.A. Coley(1)                                                   42,826                 242,076           577,000
W.T. Esrey                                                      48,017                  50,617            11,600
F.J. Fowler                                                    104,544                 468,316           745,522
A.M. Gray                                                       30,631                  33,231            11,600
D.R. Hendrix                                                   419,422                 422,022            11,600
H.S. Hook                                                       49,743                  52,343            11,600
G.D. Johnson, Jr.                                               23,756                  26,356            11,600
M. Lennon                                                       18,483                  21,083            11,600
L.E. Linbeck, Jr.                                               42,304                  44,904            11,600
J.G. Martin                                                     10,362                  11,262             9,900
R.J. Osborne(1)                                                 17,435                  88,435           348,000
H.J. Padewer(1)                                                 16,789                  16,789           568,950
R.B. Priory(1)                                                  27,539                 654,339         1,726,800
Directors and executive officers as a
group (21)                                                     972,476               2,709,815         5,468,489


(1) Also own Common Stock equivalents under the Duke Energy Executive Savings Plan as of February 27, 2001 in the following amounts: R.B. Priory, 58,196; H.J. Padewer, 1,626; W.A. Coley, 107,249; R.J. Osborne, 4,747.

(2) Includes shares that may be acquired within 60 days after February 27, 2001.

This table shows how many units of limited-partnership interests in TEPPCO Partners, L.P. were beneficially owned on February 27, 2001 by directors of Duke Energy, Named Executive Officers, and by directors and executive officers of Duke Energy as a group. TEPPCO Partners, L.P. is a publicly traded master limited partnership, and Texas Eastern Products Pipeline Company, an indirect subsidiary of Duke Energy, is its general partner. As of February 27, 2001, the number of units beneficially owned by directors and executive officers of Duke Energy as a group was less than 1% of the outstanding units. None of these persons had the right to acquire units within 60 days after February 27, 2001.

                                                      Number of Units
Name or Identity of Group                            Beneficially Owned
-------------------------                            ------------------
F.J. Fowler                                                 3,100
D.R. Hendrix                                               22,400
H.S. Hook                                                   4,000
R.J. Osborne                                                1,000
Directors and executive officers as a group                31,400

                      Information on the Board of Directors

BOARD MEETINGS AND ATTENDANCE

The Board of Directors had seven meetings during 2000. During 2000, no director attended less than 75% of the total of the board meetings and the meetings of the committees upon which he or she served.

BOARD COMMITTEES

     The Board of Directors has the five standing committees described below:

     o The Audit Committee recommends to the Board of Directors the engagement of Duke Energy's independent auditors, provides independent oversight with respect to financial reporting and internal controls, the internal audit function and the independent auditors, and makes recommendations on audit matters to the Board of Directors.

     o The Compensation Committee sets the salaries and other compensation of all executive officers of Duke Energy except the Chairman of the Board. This Committee makes recommendations to the Board of Directors regarding the salary and other compensation of the Chairman of the Board for consideration and action by the Board of Directors, without the presence or participation of the Chairman of the Board. The Committee also makes recommendations to the Board of Directors on compensation for outside directors.

     o The Corporate Governance Committee considers matters related to corporate governance and formulates and periodically revises principles for board governance, recommends to the Board of Directors the size and composition of the Board of Directors within the limits set forth in the Articles of Incorporation and By-Laws and recommends potential successors to the Chief Executive Officer. This Committee considers nominees for the Board of Directors recommended by shareholders.

     o The Corporate Performance Review Committee monitors and makes recommendations for improving Duke Energy's overall performance. It also determines whether current policies provide sufficient support for Duke Energy's emphasis on continuous improvement.

     o The Finance Committee reviews Duke Energy's financial and fiscal affairs and makes recommendations to the Board of Directors regarding dividend, financing and fiscal policies.

BOARD COMMITTEE MEMBERSHIP ROSTER

----------------------------- -------- ------------------- -------------- ----------------- ----------
                                                                             Corporate
                                                             Corporate      Performance
            Name               Audit      Compensation      Governance         Review        Finance
----------------------------- -------- ------------------- -------------- ----------------- ----------
G.A. Bernhardt, Sr.                                                         [check mark]*  [check mark]
----------------------------- -------- ------------------- -------------- ----------------- ----------
R.J. Brown                                                                  [check mark]   [check mark]
----------------------------- -------- ------------------- -------------- ----------------- ----------
W.T. Esrey                                 [check mark]     [check mark]
----------------------------- -------- ------------------- -------------- ----------------- ----------
A.M. Gray                   [check mark]                                    [check mark]
----------------------------- -------- ------------------- -------------- ----------------- ----------
D.R. Hendrix                                                [check mark]    [check mark]
----------------------------- -------- ------------------- -------------- ----------------- ----------
H.S. Hook                   [check mark]                                    [check mark]
----------------------------- -------- ------------------- -------------- ----------------- ----------
G.D. Johnson, Jr.                          [check mark]                                    [check mark]*
----------------------------- -------- ------------------- -------------- ----------------- ----------
M. Lennon                   [check mark]*  [check mark]
----------------------------- -------- ------------------- -------------- ----------------- ----------
L.E. Linbeck, Jr.           [check mark]   [check mark]*
----------------------------- -------- ------------------- -------------- ----------------- ----------
J.G. Martin                                [check mark]     [check mark]*
----------------------------- -------- ------------------- -------------- ----------------- ----------
R.B. Priory                                                 [check mark]                   [check mark]
----------------------------- -------- ------------------- -------------- ----------------- ----------
Number of
meetings in 2000                 8             6                 5               6              6
----------------------------- -------- ------------------- -------------- ----------------- ----------

* Chair

RESIGNATION POLICY

We have a policy stating that members of the Board of Directors are to submit their resignations when they change employment or have another significant change in their professional roles and responsibilities. The normal retirement of those individuals who were members of the Board of Directors when the policy was adopted in 1998 is not considered a change for this purpose. The Corporate Governance Committee will determine whether any such resignation will be accepted. Any resignation that is accepted will likely be effective as of the end of the term of the director tendering the resignation.

CERTAIN RELATIONSHIPS

We have had business relationships and engaged in certain transactions with affiliated parties. It is our policy to engage in transactions with related parties only on terms that are no less favorable to us than could be obtained in transactions with unrelated parties.

COMPENSATION OF DIRECTORS

We pay outside directors an annual retainer of $40,000. We also pay an outside director serving as Chairman of the Audit, Compensation, Corporate Governance, Corporate Performance Review or Finance Committee an additional $4,000 per year. Outside directors also receive a fee of $1,000 for attendance at each meeting of the Board of Directors, each committee meeting and other functions requiring their presence, together with expenses of attendance.

A director may elect to receive 50% of his or her retainer and attendance fees in the form of Duke Energy Common Stock or may defer that portion by having it held in trust for the director's benefit and invested in Duke Energy Common Stock at market price. The director may elect to receive the remaining 50% of such compensation in cash or may elect to defer, until termination of his or her service on the Board of Directors, that portion by having it held in trust as shares of Duke Energy Common Stock or in an investment account that is credited with a market rate of interest. Effective January 1, 2001, a director may elect to invest such deferrals among several additional investment choices.

In January and July of each year, each outside director is credited with 100 shares of Duke Energy Common Stock to be held in trust. Dividends paid on this stock are reinvested in Duke Energy Common Stock. An outside director will receive, generally upon termination of service from the Board of Directors, the shares held in trust for his or her account on the basis of the distribution schedule that he or she has chosen.

Outside directors receive annual non-qualified stock option grants under the Duke Energy 1998 Long-Term Incentive Plan. Each outside director is granted an option for 2,000 shares at the same time executive officers receive annual long-term incentive awards. The grant for 2001 was made on December 20, 2000, consistent with the grant date for 2001 awards to executive officers.

After ten years on the Board of Directors, eligible directors participate in the Directors' Charitable Giving Program. Under this program, Duke Energy will make, upon the director's death, donations of up to $1,000,000 to charitable organizations selected by the director. A director may request that Duke Energy make donations under this program during the director's lifetime, in which case the maximum donation will be reduced on a net present value basis. We maintain life insurance policies upon eligible directors to fund donations under the program. Eligible directors include only those who were members of the Board of Directors on February 18, 1998, and certain former directors who previously qualified for this benefit.

Outside directors are subject to stock ownership guidelines which establish a target level of ownership of Duke Energy Common Stock (or Common Stock equivalents) of 2,000 shares. Each outside director is expected to attain this ownership level within five years from January 1, 1997, the implementation date of the guidelines, or from the beginning of his or her service on the Board of Directors, if after that date.


Report of the Audit Committee

The Audit Committee of the Board of Directors is composed entirely of nonemployee directors, all of whom are independent. The Board of Directors has adopted a charter for the Audit Committee, which is included as Appendix A to this Proxy Statement. The Audit Committee's responsibilities are described under the caption Board Committees in this proxy statement. The Audit Committee held eight meetings during 2000.

The financial statements of Duke Energy are prepared by management, which is responsible for their objectivity and integrity. With respect to the financial statements for the calendar year ended December 31, 2000, the Audit Committee reviewed and discussed the audited financial statements and the quality of financial reporting with management and the independent auditors.

It also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and received and discussed with the independent auditors the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors authorized, the inclusion of the audited financial statements in Duke Energy's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board, subject to shareholder ratification, the selection of Duke Energy's independent auditors.

This report has been provided by the Audit Committee.

MAX LENNON, CHAIRMAN
ANN M. GRAY
HAROLD S. HOOK
LEO E. LINBECK, JR.



Report of the Compensation Committee

THE COMMITTEE'S RESPONSIBILITIES

The Compensation Committee of the Board of Directors is composed entirely of nonemployee directors. The Compensation Committee is responsible for setting and administering policies which govern Duke Energy's executive compensation programs. The purpose of this report is to summarize the compensation philosophy and policies that the Compensation Committee applied in making executive compensation decisions in 2000.

COMPENSATION PHILOSOPHY

The Compensation Committee has approved compensation programs intended to:

     o Attract and retain talented executive officers and key employees by providing total compensation competitive with that of other executives employed by companies of similar size, complexity and lines of business;

     o Motivate executives and key employees to achieve strong financial and operational performance;

     o Emphasize performance-based compensation, which balances rewards for short-term and long-term results;

     o    Reward individual performance;

     o Link the interests of executives with shareholders by providing a significant portion of total pay in the form of stock-based incentives and requiring target levels of stock ownership; and

     o    Encourage long-term commitment to Duke Energy.

STOCK OWNERSHIP GUIDELINES

To underscore the importance of linking executive and shareholder interests, the Board of Directors has adopted stock ownership guidelines for executive officers and other members of senior management. The target level of ownership of Duke Energy Common Stock (or Common Stock equivalents) is established as a fixed number of shares. The target level for the Chairman of the Board, President and Chief Executive Officer is 50,000 shares. The target level for the remaining members of the Policy Committee, including Messrs. Padewer, Coley, Fowler and Osborne, is 14,000 shares. The Policy Committee consists of eight senior executive officers, and is responsible for strategic planning and setting policy and management principles for the entire Duke Energy enterprise. Each employee subject to the guidelines is expected to achieve the ownership target by January 1, 2002, or within five years from the date on which the employee became subject to the guidelines, whichever is later. Common Stock beneficially held for an executive's Duke Energy Retirement Savings Plan account, Common Stock equivalents earned through non-qualified deferred compensation programs and any other beneficially owned Common Stock are included in determining compliance with the guidelines. Shares that executives have the right to acquire through the exercise of stock options are not included in the calculation of stock ownership for guideline purposes.

COMPENSATION METHODOLOGY

Each year the Compensation Committee reviews data from market surveys, proxy statements and independent consultants to assess Duke Energy's competitive position with respect to the following three components of executive compensation:

o    base salary;
o    annual incentives; and
o    long-term incentives.

The Compensation Committee also considers individual performance, level of responsibility, and skills and experience in making compensation decisions for each executive.

COMPONENTS OF COMPENSATION

     o Base Salary: Base salaries for executives are determined based upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions obtained from market surveys, and competitive data obtained from consultants and staff research. The goal for the base pay component is to compensate executives at a level which approximates the median salaries of individuals in comparable positions and markets. The Compensation Committee approves all salary increases for executive officers. Base pay increases were approved, effective January 1, 2000, for Messrs. Padewer, Coley, Fowler and Osborne.
          Mr. Priory's base salary increase was approved effective
          March 1, 2000.

     o Annual Incentives: Annual cash incentives are provided to executives to promote the achievement of performance objectives of Duke Energy and the executive's particular business unit. In 2000, the Compensation Committee administered two annual incentive plans that permitted the granting of annual cash incentives to executive officers. Policy Committee members, including the Named Executive Officers set forth in the Summary Compensation Table under "Compensation" below, earned incentive compensation under the Duke Energy Policy Committee Short-Term Incentive Plan, while executive officers not on the Policy Committee earned incentive compensation under the Duke Energy Short-Term Incentive Plan. Target incentive opportunities for executives under both Plans are established as a percentage of base salary, using survey data for individuals in comparable positions and markets. Incentive amounts are intended to provide competitive incentive amounts for individuals in comparable positions and markets when target performance is achieved. Incentive amounts may equal up to 200% of target when outstanding financial results are achieved.

          Awards under Duke Energy's Policy Committee Short-Term Incentive Plan were calculated based upon Duke Energy's earnings per share (EPS) results. The Compensation Committee established minimum, target and maximum performance levels prior to the beginning of 2000, and participants could receive up to 200% of their short-term incentive targets. EPS performance for 2000 resulted in payments of 200% of bonus targets to the Policy Committee members, including the Named Executive Officers.

          Awards under the Duke Energy Short-Term Incentive Plan, in which executive officers other than members of the Policy Committee participate, were determined on the basis of a combination of:
          (1) EPS measures, (2) earnings before interest and income taxes
          (EBIT) measures and, in some instances, other measures unique to individual business groups, (3) return on capital employed (ROCE) measures, and (4) individual objectives. EPS measures, the combination of EBIT (and individual business group measures, if applicable) and ROCE measures, and individual objectives determined, on average, 65%, 23% and 12%, respectively, of each executive officer's bonus.

     o Long-Term Incentive Compensation: The Compensation Committee has structured long-term incentive compensation to provide for an appropriate balance between rewarding performance and encouraging employee retention, and to provide a degree of flexibility to executives in selecting the form in which long-term incentives are received. Following review of competitive practice presented by an independent compensation consultant, the Compensation Committee approved the election by executives to receive up to 20% of the annualized value of their long-term incentive compensation in the form of phantom stock, with the remainder being provided in the form of stock options. The purpose of stock options and phantom stock is to align compensation directly with increases in shareholder value. The number of options granted is determined by reviewing survey data to determine the annualized value of long-term incentive compensation made to other executives and management employees in comparable positions and markets (target value) and then dividing the portion of target value elected to be received by the executive in the form of stock options by an expected present value of the option, as determined by using the Black-Scholes option pricing model. The number of phantom stock units granted is determined by dividing the portion of target value elected to be received by the executive in the form of phantom stock units by the fair market value of a share of Duke Energy Common Stock on the date of grant. In determining the number of options and phantom stock units to be awarded, the Compensation Committee, or, in some cases, its designee, also considers the grant recipient's qualitative and quantitative performance, the size of stock option and other stock-based awards in the past, and expectations of the grant recipient's future performance.

          In late 2000, as a component of 2001 compensation, the Compensation Committee approved awards of non-qualified stock options (as described under "Option Grants in 2000" below) and phantom stock (as described in the Summary Compensation Table under "Compensation" below) to members of the Policy Committee with the exception of Mr. Priory. Messrs. Padewer, Coley, Fowler and Osborne each elected to receive 20% of the annualized value of their 2001 long-term incentive compensation in the form of phantom stock. In late 2000, as a component of 2001 compensation, the Compensation Committee also approved the award of non-qualified stock options and phantom stock to executive officers who were not members of the Policy Committee. All of the stock option and phantom stock awards were granted under the Duke Energy 1998 Long-Term Incentive Plan.

          In providing long-term incentive compensation, Duke Energy also seeks to ensure the retention of key executives. Towards this objective, the Compensation Committee approved in January 2000 the award of performance shares (as described under "Long-Term Incentive Plan - Awards in 2000" below) to Mr. Padewer under the Duke Energy 1998 Long-Term Incentive Plan. This award has an accelerated vesting feature which allows one third of the performance shares to vest upon achievement of each of three predetermined target increases in total shareholder return. To encourage Mr. Padewer to remain employed with Duke Energy, the award cannot vest prior to January 2003 by reason of such accelerated vesting. If vesting does not occur earlier, the award will vest in January 2007. Performance shares will be forfeited upon termination of Mr. Padewer's employment to the extent not then vested.

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

Under Section 162(m) of the Internal Revenue Code, Duke Energy may not deduct annual compensation in excess of $1 million paid to certain employees, generally its Chief Executive Officer and its four other most highly compensated executive officers, unless that compensation qualifies as performance-based compensation. While the Compensation Committee intends to structure performance-related awards in a way that will preserve the maximum deductibility of compensation awards, the Compensation Committee may from time to time approve awards which would vest upon the passage of time or other compensation which would not result in qualification of those awards as performance-based compensation. It is not anticipated that compensation realized by any executive officer under Duke Energy plans and programs now in effect will result in a material loss of tax deductions.

Please refer to the discussion in Proposal 4 for information on the deductibility of certain compensation payable under the Duke Energy 1998 Long-Term Incentive Plan.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

The Compensation Committee reviews annually the compensation of the Chief Executive Officer and recommends any adjustments to the Board of Directors for approval. In 2000, the Compensation Committee retained the consulting firm of Frederick W. Cook and Co. to conduct a review of the compensation of the Chief Executive Officer. The Chief Executive Officer participates in the same programs and receives compensation based upon the same criteria as Duke Energy's other executive officers. However, the Chief Executive Officer's compensation reflects the greater policy- and decision-making authority that the Chief Executive Officer holds and the higher level of responsibility he has with respect to the strategic direction of Duke Energy and its financial and operating results. The components of Mr. Priory's 2000 compensation were:

     o Base Salary: After considering Duke Energy's overall performance and competitive practices, the Compensation Committee recommended, and the Board of Directors approved, a 5.6% increase in Mr. Priory's base salary, to $950,000, effective March 1, 2000. In October 2000, the Compensation Committee recommended, and the Board of Directors approved, an additional adjustment to Mr. Priory's base salary, increasing it to $962,500, retroactive to March 1, 2000. This additional base salary increase compensated Mr. Priory for the discontinuation of certain tax gross-ups on executive pension and savings benefits.

     o Annual Incentives: Annual incentive compensation for Mr. Priory is based solely upon EPS results. Based on 2000 EPS performance, Mr. Priory received a payment of $1,908,328, representing 200% of his target incentive opportunity.

     o Long-Term Incentives: In February 2000, Mr. Priory received a stock option award for 400,000 shares of Duke Energy Common Stock with an exercise price at fair market value on the date of grant. The stock option has a ten-year term and will vest 25% on each of the first four anniversaries of the grant date.

The Compensation Committee conducts its annual review of Chief Executive Officer performance and compensation in February of each year, to assure thorough consideration of year-end results. Actions taken by the Board of Directors in February 2001 with respect to Mr. Priory's 2001 compensation will be reflected in the proxy statement for the 2002 annual meeting, which will include, among other things, an award to Mr. Priory of non-qualified stock options with respect to 400,000 shares and a phantom stock award for 24,240 phantom stock units.

It is the Compensation Committee's intention that, when taken together, the components of Mr. Priory's pay, including base salary, annual incentives, short-term incentive opportunity and long-term incentives, will result in compensation which approximates the 50th percentile of the market when incentive plan performance expectations are met and in compensation as high as the 75th percentile of the market when incentive plan performance expectations are exceeded.

This report has been provided by the Compensation Committee.

LEO E. LINBECK, JR., CHAIRMAN
WILLIAM T. ESREY
GEORGE DEAN JOHNSON, JR.
MAX LENNON
JAMES G. MARTIN


                                Performance Graph

            [Line Graph appears here with the following plot points.]

     Comparison of Five-Year Cumulative Total Return Among the Corporation,
           S&P 500 Index, S&P Utilities Index, and Dow Jones Utilities

Assumes $100 invested on December 31, 1995, in Duke Energy Common Stock, S&P 500 Index, S&P Utilities Index, and DJ Utilities. Assumes reinvestment of dividends.


                    1995      1996      1997      1998      1999      2000

Duke Energy:        $100      $102      $127      $152      $124      $216
S&P 500:            $100      $123      $163      $210      $253      $230
S&P Utilities:      $100      $103      $127      $146      $133      $211
DJ Utilities:       $100      $109      $133      $157      $148      $223

                           SUMMARY COMPENSATION TABLE


                                                        Annual Compensation
                                                 -----------------------------------
                                                                                       Other Annual
Name and Principal Position              Year       Salary ($)       Bonus ($)         Compensation ($)
                                         ----       ----------       ---------         ----------------

R.B. Priory                              2000        954,164          1,908,328            300,384
Chairman of the Board, President         1999        895,420            997,140            109,708
and Chief Executive Officer              1998        810,000            891,000             34,011

H.J. Padewer(1)                          2000        500,004            750,006             91,111
Group President                          1999        400,008            311,814              7,921
Energy Services

W.A. Coley                               2000        450,000            585,000             39,315
Group President                          1999        392,616            262,330             16,353
Duke Power                               1998        380,676            159,884             16,941

F.J. Fowler                              2000        450,000            585,000             70,940
Group President                          1999        385,830            257,796             32,495
Energy Transmission                      1998        360,000            237,600              2,131

R.J. Osborne                             2000        399,996            520,195             66,867
Executive Vice President                 1999        366,250            244,714             19,827
and Chief Risk Officer                   1998        324,000            213,840              9,987



                                                                       Long-Term Compensation
                                                     ---------------------------------------------------------
                                                             Awards                               Payouts
                                                     ----------------------                 ------------------

                                                 Restricted          Securities
                                                   Stock             Underlying          LTIP             All Other
Name and Principal Position              Year    Award(s)($)(2)     Options/SARS(#)    Payouts($)      Compensation($)(4)
                                         ----    -------------      ----------------   -----------     ------------------

R.B. Priory                              2000                           400,000                              156,596
Chairman of the Board, President         1999                                                                148,501
and Chief Executive Officer              1998                         1,000,000                            1,034,203

H.J. Padewer(1)                          2000      450,388              173,600                               51,331
Group President                          1999      375,938(3)           693,800                               94,112
Energy Services

W.A. Coley                               2000      258,588              100,000                               66,332
Group President                          1999                           157,000                               58,430
Duke Power                               1998                           400,000                              221,245

F.J. Fowler                              2000      270,575              104,000                               44,814
Group President                          1999                           157,000                               89,941
Energy Transmission                      1998                           400,000                               47,056

R.J. Osborne                             2000      270,575              104,000                               45,363
Executive Vice President                 1999                           124,000                               42,751
and Chief Risk Officer                   1998                           200,000                              168,907


(1)  Mr. Padewer joined Duke Energy on January 1, 1999.
(2) Messrs. Padewer, Coley, Fowler and Osborne elected to receive a portion of the value of the long-term incentive
------------------------------
     component of their 2001 compensation in the form of phantom stock. The awards were granted under the Duke Energy 1998 Long-Term Incentive Plan on December 20, 2000. Phantom stock is represented by units denominated in shares of Duke Energy Common Stock. Each phantom stock unit represents the right to receive, upon vesting, one share of Duke Energy Common Stock. One quarter of each award vests on each of the first four anniversaries of the grant date provided the recipient continues to be employed by Duke Energy or his or her employment terminates on account of retirement. The awards fully vest in the event of the recipient's death or disability or a change in control of Duke Energy as specified in the Plan. If the recipient's employment terminates other than on account of retirement, death or disability, any unvested shares remaining on the termination date are forfeited. The phantom stock awards also grant an equal number of dividend equivalents, which represent the right to receive cash payments equivalent to the cash dividends paid on the number of shares of Duke Energy Common Stock represented by the phantom stock units awarded, until the related phantom stock units vest or are forfeited. R.B. Priory's phantom stock award with respect to 2001 compensation was awarded on February 27, 2001, and, accordingly, will be reported in the proxy statement for the 2002 annual meeting.

     The aggregate number of phantom stock units held by Messrs. Padewer, Coley, Fowler and Osborne at December 31, 2000 and their values on that date are as follows:
                                    Number of                    Value At
                               Phantom Stock Units          December 31, 2000
         H.J. Padewer                 10,520                     $448,415
         W.A. Coley                    6,040                      257,455
         F.J. Fowler                   6,320                      269,390
         R.J. Osborne                  6,320                      269,390


(3) Mr. Padewer received an award of restricted stock upon his employment with Duke Energy. Mr. Padewer's aggregate restricted stock holdings at December 31, 2000, were 11,250 shares, with a value on that date of $479,531. Dividends are paid on such shares. One quarter of the restricted stock award to Mr. Padewer (3,750 shares) vested on each of January 3, 2000 and January 2, 2001. The remainder is to vest in two additional installments of 3,750 shares each on January 2, 2002 and January 2, 2003.

(4)  All Other Compensation column includes the following for 2000:

     a. Matching contributions under the Duke Energy Retirement Savings Plan as follows: R.B. Priory, $10,200; H.J. Padewer, $10,200; W.A. Coley, $10,200; F.J. Fowler, $10,200; R.J. Osborne, $9,933.

     b. Make-whole matching contribution credits under the Duke Energy Executive Savings Plan as follows: R.B. Priory, $106,878;
          H.J. Padewer, $38,509; W.A. Coley, $32,540; F.J. Fowler, $32,268;
          R.J. Osborne, $28,761.

     c. Above-market interest earned on account balances in the Duke Energy Executive Savings Plan, Supplemental Account as follows: R.B. Priory, $9,310; H.J. Padewer, $0; W.A. Coley, $12,370; F.J. Fowler, $0;
          R.J. Osborne, $4,814.

     d. Economic value of life insurance coverage provided under life insurance plans as follows: R.B. Priory, $17,881; H.J. Padewer, $2,622; W.A. Coley, $4,736; F.J. Fowler, $2,346; R.J. Osborne, $1,855.

     e. The cost to Duke Energy of supplemental life insurance coverage under the Duke Energy Supplemental Insurance Plan as follows: R.B. Priory, $11,524; H.J. Padewer, $0; W.A. Coley, $5,876; F.J. Fowler, $0;
          R.J. Osborne, $0.

     f. The economic benefit of split-dollar life insurance coverage pursuant to the Duke Energy Estate Conservation Plan as follows: R.B. Priory, $803; H.J. Padewer, $0; W.A. Coley, $610; F.J. Fowler, $0;
          R.J. Osborne, $0.

-------------------------

LONG-TERM INCENTIVE PLAN - AWARDS IN 2000

                         Number of Shares,          Performance or Other Period
Name              Units or Other Rights (#)*        Until Maturation or Payout
----           ------------------------------     ------------------------------

H.J. Padewer              80,000                    January 2003 - January 2007


* The award described above is a performance award granted under the Duke Energy 1998 Long-Term Incentive Plan and is represented by units denominated in shares of Duke Energy Common Stock (performance shares). Each performance share represents the right to receive, upon vesting, one share of Duke Energy Common Stock. The award fully vests on the seventh anniversary of the date of the award. The award also vests in the event of the death or disability of Mr. Padewer or a change in control of Duke Energy as specified in the Plan. The award has an accelerated vesting feature allowing one third to vest upon achievement of an increase in total shareholder return averaging 50% or more for twenty consecutive business days; one third to vest upon achievement of an increase in total shareholder return averaging 90% or more for twenty consecutive business days; and one third to vest upon achievement of an increase in total shareholder return averaging 130% or more for twenty consecutive business days, all calculated from a base amount specified in the award and assuming dividends are reinvested. If any of such targets are achieved before the third anniversary of the date of the award, the relevant part of the award will vest on the third anniversary. Vesting under the award is generally subject to the continued employment of the grantee with Duke Energy to the time of vesting. The performance share award also grants an equal number of dividend equivalents, which represent the right to receive cash payments equivalent to the cash dividends paid on the number of shares of Duke Energy Common Stock represented by the performance shares awarded, until the related performance shares vest or are forfeited.

Performance awards made in 1999 to the other Named Executive Officers were reported in the proxy statement distributed in conjunction with Duke Energy's 2000 annual meeting.

OPTION GRANTS IN 2000

This table shows options granted to the Named Executive Officers during 2000, along with the present value of the options on the date they were granted, calculated as described in footnote 2 to the table. Grants shown in the table with an expiration date of December 20, 2010, were awarded on December 20, 2000, and relate to compensation for 2001. The grant to R. B. Priory having an expiration date of February 23, 2010, was awarded on February 23, 2000 as a component of 2000 compensation. R.B. Priory's option grant with respect to 2001 compensation was awarded on February 27, 2001, and, accordingly, will be reported in the proxy statement for the 2002 annual meeting.

                      Option/SAR Grants in Last Fiscal Year

                                                                                                Grant Date
                                                       Individual Grants                           Value

                             Number
                           of Shares            % of Total          Exercise
                           Underlying          Options/SARS         or Base                     Grant Date
                          Options/SARS          Granted to           Price      Expiration       Present
Name                      Granted(1)(#)         Employees            ($/Sh)        Date          Value(2)($)
----                      -------------         ---------           -------     -----------     -----------
R.B. Priory                   400,000              5.8%             25.3125     02/23/2010       2,093,000
H.J. Padewer                  173,600              2.5%             42.8125     12/20/2010       1,802,300
W.A. Coley                    100,000              1.5%             42.8125     12/20/2010       1,038,200
F.J. Fowler                   104,000              1.5%             42.8125     12/20/2010       1,079,700
R.J. Osborne                  104,000              1.5%             42.8125     12/20/2010       1,079,700


(1) Duke Energy has not granted any SARs to the Named Executive Officers or any other persons.
(2) Based on the Black-Scholes option valuation model. The following table lists key input variables used in valuing the options:

                                 400,000 Share Option
     Input Variable              Grant to R. B. Priory   All Other Option Grants
     ---------------------------------------------------------------------------
     Risk-free Interest Rate            6.37%                     5.45%
     Dividend Yield                     3.95%                     3.70%
     Stock Price Volatility            18.91%                    25.88%
     Option Term                       10 years                  10 years

With respect to Mr. Priory's 400,000 share option grant, the volatility variable reflected weekly historical stock price trading data with respect to Duke Energy Common Stock from June 18, 1997 (the effective date of the merger with PanEnergy
Corp) through December 31, 1999. With respect to all other option grants listed in the table, the volatility variable reflected historical monthly stock price trading data from November 30, 1997 through November 30, 2000. An adjustment was made with respect to each valuation for risk of forfeiture during the vesting period. The actual value, if any, that a grantee may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated based upon the Black-Scholes model.

OPTION EXERCISES AND YEAR-END VALUES

This table shows aggregate exercises of options during 2000 by the Named Executive Officers, and the aggregate year-end value of the unexercised options held by them. The value assigned to each unexercised "in-the-money" stock option is based on the positive spread between the exercise price of the stock option and the split-adjusted fair market value of Duke Energy Common Stock on December 31, 2000, which was $42.86. The fair market value is the average of the high and low prices of a share of Duke Energy Common Stock on that date as reported on the New York Stock Exchange Composite Transactions Tape. The ultimate value of a stock option will depend on the market value of the underlying shares on a future date.


               Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values


                                                                        Number of Securities
                                                                            Underlying        Value of  Unexercised
                                                                           Unexercised             In-the-Money
                                                                         Options/SARS at         Options/SARS at
                                                                           FY-End *(#)              FY-End ($)
                                                                           ------------             ----------
                                    Shares
                                 Acquired on                               Exercisable/        Exercisable/
         Name                    Exercise (#)     Value Realized ($)       Unexercisable       Unexercisable
         ----                    ------------     ------------------       -------------       -------------
       R.B. Priory                  73,200           1,021,906             326,800/1,000,000   4,376,261/15,053,750
       H.J. Padewer                     --                  --             173,450/  693,950   2,193,717/ 6,589,397
       W.A. Coley                   80,000           1,068,650             119,250/  457,750   1,777,211/ 5,336,384
       F.J. Fowler                  11,466             228,539             296,208/  461,750   5,682,637/ 5,336,574
       R.J. Osborne                 80,000           1,042,500              31,000/  317,000     557,535/ 3,284,495

* Duke Energy has not granted any SARs to the Named Executive Officers or any other persons.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

Duke Energy entered into a change-in-control agreement with Mr. Padewer, which became effective on January 1, 2000. The agreement replaced Mr. Padewer's employment agreement with certain exceptions. Duke Energy had entered into severance agreements and change in control agreements with Messrs. Coley, Fowler and Osborne, which became effective on August 18, 1999, and with Mr. Priory, which became effective on August 19, 1999, in each case upon expiration of the executive's employment agreement. The severance agreements and change-in-control agreements remain in effect for a two-year period from the effective time specified above (in each case, the "Effective Time") or for such longer period as may be mutually agreed upon by the parties (the "Employment Period"). The principal terms and conditions of the severance agreements and change-in-control agreements are described below.

The severance agreements for Messrs. Priory, Coley, Fowler and Osborne provide for severance payments and benefits to the executive in the event of termination of employment other than upon death or disability or for "cause" (as defined in the severance agreements) by Duke Energy as follows: (1) a lump-sum payment equal to two times the sum of the executive's then-current base salary and target bonus, plus a pro rata amount of the executive's target bonus for the year in which the termination occurs; (2) a lump sum payment equal to the present value of the amount Duke Energy would have contributed or credited to the executive's pension and savings accounts during the two years following the termination date; (3) continued medical, dental and basic life insurance coverage for a two-year period following the termination date or retiree medical benefits, if the executive would have become eligible for such benefits within two years following the termination date, from the date of eligibility; and (4) continued vesting of long-term incentive awards, including stock options or restricted stock but excluding performance share awards, held but not vested or exercisable on the termination date, in accordance with their terms for two years following the termination date, with any options or similar rights thereafter remaining exercisable for 90 days, if their term has not expired. If Messrs. Priory, Coley, Fowler and Osborne receive a payment under their severance agreements, no payment will be made under the performance share award. The severance agreements contain restrictive covenants which prohibit Messrs. Priory, Coley, Fowler and Osborne from competing with Duke Energy or soliciting Duke Energy's employees or customers for one year following termination, and from disclosing certain confidential information.

The change-in-control agreements for Messrs. Priory, Padewer, Coley, Fowler and Osborne provide for payments and benefits to the executive in the event of termination of employment for "good reason" by the executive or other than for "cause" by Duke Energy within a two-year period following a "change-in-control" (each such term as defined in the change-in-control agreements) as follows: (1) a lump-sum payment equal to the sum of the executive's then-current base salary and target bonus, for each year of the three-year period after termination, including a pro rata amount for any partial years in such period, plus a pro rata amount of the executive's target bonus for the year in which the termination occurs; (2) a lump sum payment equal to the present value of the amount Duke Energy would have contributed or credited to the executive's pension and savings accounts during the three years following the termination date; (3) continued medical, dental and basic life insurance coverage for a three-year period following the termination, or retiree medical benefits, if the executive would have become eligible for such benefits within two years following the termination date, from the date of eligibility; and (4) continued vesting of long-term incentive awards, including stock options or restricted stock but excluding performance share awards, held but not vested or exercisable on the termination date, in accordance with their terms for three years following the termination date, with any options or similar rights thereafter remaining exercisable for 90 days, if their term has not expired. If the executive becomes eligible for normal retirement at age sixty-five within the three-year period following termination, the three-year period mentioned above will be reduced to the period from the termination date to the eligible executive's normal retirement date. In the event that any of the payments or benefits provided for in the change-in-control agreement would constitute a

"parachute payment" (as defined in section 280G(b)(2) of the Internal Revenue
Code), the executive is entitled to receive an additional payment such that, after the payment of all income and excise taxes, he will be in the same after-tax position as if no excise tax under section 4999 of the Internal Revenue Code had been imposed.

A provision continuing from Mr. Padewer's prior employment agreement provides that Duke Energy will contribute $315,000 to Mr. Padewer's opening balance in the Duke Energy Executive Cash Balance Plan, with vesting to occur on the third anniversary of his employment or upon his disability, death, or termination of employment for reasons other than for cause, if any of such events occur before the third anniversary of his employment. An additional continuing provision provides that Mr. Padewer will be credited for twelve years of service for the purpose of determining vacation benefits.


RETIREMENT PLAN INFORMATION

Executive officers and other eligible employees of Duke Energy participate in the Duke Energy Retirement Cash Balance Plan, a noncontributory, qualified, defined benefit retirement plan. In addition, selected managers are eligible to participate in the Duke Energy Executive Cash Balance Plan, which is a noncontributory, nonqualified, defined benefit retirement plan. A portion of the benefits earned in the Executive Cash Balance Plan is attributable to compensation in excess of the Internal Revenue Service annual compensation limit ($170,000 for 2000) and deferred compensation, as well as reductions caused by maximum benefit limitations that apply to qualified plans from the benefits that would otherwise be provided under the Retirement Cash Balance Plan. The Retirement Benefit Equalization Plan is designed to restore benefit reductions caused by the maximum benefit limitations that apply to qualified plans from benefits that would otherwise be provided under the Retirement Cash Balance Plan for eligible employees of Duke Energy who do not participate in the Executive Cash Balance Plan. Benefits under the Retirement Cash Balance Plan, the Executive Cash Balance Plan and the Retirement Benefit Equalization Plan are based on eligible pay, generally consisting of base pay, short-term incentives and lump-sum merit increases. The Retirement Cash Balance Plan and the Retirement Benefit Equalization Plan exclude deferred compensation, other than deferrals pursuant to Sections 401(k) and 125 of the Internal Revenue Code.

Under the benefit accrual formula used to determine benefits under the Retirement Cash Balance Plan, an eligible employee's plan account receives a pay credit at the end of each month in which the employee remains eligible and receives eligible pay for services. The monthly pay credit is equal to a percentage of the employee's monthly eligible pay. For most eligible employees, the percentage depends on age and completed years of service at the beginning of the year, as shown below:

                                                      Monthly Pay Credit
                    Age and Service                        Percentage

                       34 or less                               4%
                       35 to 49                                 5%
                       50 to 64                                 6%
                       65 or more                               7%

In addition, the employee receives an additional 4% for any portion of eligible pay above the Social Security taxable wage base ($76,200 for 2000). However, for certain eligible employees, the total percentage is a flat 3% of eligible pay. Employee accounts also receive monthly interest credits on their balances. The rate of the interest credit is adjusted quarterly and equals the yield on 30-year U.S. Treasury Bonds during the third week of the last month of the previous quarter, subject to a minimum rate of 4% per year and a maximum rate of 9% per year.

Assuming that the Named Executive Officers continue in their present positions at their present salaries until retirement at age 65, their estimated annual pensions in a single life annuity form under the applicable plans attributable to such salaries would be: R.B. Priory, $770,069; H.J. Padewer, $189,462; W.A. Coley, $386,044; F.J. Fowler, $279,754; R.J. Osborne, $314,507. These estimates are calculated assuming interest credits at an annual rate of 4% and using a future Social Security taxable wage base equal to $76,200.

                                Other Information

DISCRETIONARY VOTING AUTHORITY

As of the date this proxy statement went to press, we did not anticipate that any matter besides the proposals set out in this proxy statement would be raised at the annual meeting. If any other matters are properly presented at the annual meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on information furnished to us and contained in reports filed with the SEC, as well as any written representations that no other reports were required, we believe that during 2000 all SEC filings of our directors and executive officers complied with the requirements of Section 16 of the Securities Exchange Act, except that F. J. Fowler did not timely report an exercise of options in February 2000 and a sale of Duke Energy Common Stock in August 2000, and H. S. Hook did not timely report an exercise of options in May 2000. The failure to timely report such option exercises was due to administrative oversight on the part of Duke Energy.

FEES PAID TO INDEPENDENT AUDITORS

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of Duke Energy's annual financial statements for the fiscal year ended December 31, 2000 and for the review of the financial statements included in its Quarterly Reports on Form 10-Q for that fiscal year were $3,373,051.

There were no fees billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

The aggregate fees billed by Deloitte for services rendered to Duke Energy, other than the audit and review services referred to above, for the fiscal year ended December 31, 2000 were $11,796,608. The Audit Committee considers the provision of non-audit services by Deloitte to be compatible with maintaining the principal accountant's independence.

ONLINE ACCESS TO ANNUAL REPORTS AND PROXY STATEMENTS

Save Duke Energy future postage and printing expense by consenting to view future annual reports and proxy statements online on the Internet.

Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Those shareholders will be given the opportunity to consent to future Internet delivery when they vote their proxy. For some shareholders, this option is only available if you vote on the Internet.

If you are not given an opportunity to consent to Internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you consent, your account will be so noted and, when Duke Energy's annual report for 2001 and proxy statement for the 2002 annual meeting become available, you will be notified on how to access them on the Internet. Shareholders of record may indicate their consent on this year's proxy card, and will receive a paper proxy card for next year's annual meeting in the mail.

If you elect to receive your Duke Energy materials via the Internet, you can still request paper copies by contacting Investor Relations at (800) 488-3853 or by e-mail at InvestDUK@duke-energy.com.
             -------------------------

                                                                      Appendix A
                                 CHARTER OF THE
                                 AUDIT COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS
                                       OF
                             DUKE ENERGY CORPORATION

                               (February 27, 2001)

Organization

         The Board shall annually elect from its members who are not officers or employees of the Corporation the Committee consisting of three or more persons, one of whom shall be designated as chair. The Board shall ensure that Committee members meet at all times the independence and experience requirements of the New York Stock Exchange (NYSE).

Meetings

         The Committee will meet at least four times annually at the discretion of the Board of Directors or at the call of the chair or any two members thereof. The Committee shall have the opportunity to meet privately (without members of management present) and separately with the Vice President of Audit Services, the external auditor and General Counsel when requested. The chair shall designate a person who need not be a member thereof to act as secretary and minutes of its proceedings shall be kept in minute books provided for that purpose. The agenda of each meeting will be prepared by the secretary and, whenever reasonably practicable, circulated to each member prior to each meeting.

Specific Responsibilities

A.   Financial Reporting and Internal Controls

     1) Review the Corporation's annual audited financial statements prior to filing or distribution. The review shall include: discussion of the audited financial statements with management, including changes in accounting policies and significant judgements that may affect the financial results, and discussion with the external auditors required by relevant auditing standards.

          The Committee shall report to the Board and to the shareholders whether, based on such review and discussions, it recommends to the Board that the most recent year's audited financial statements be included in the Corporation's annual report on Form 10-K to be filed with the Securities and Exchange Commission (SEC).

     2) Monitor the Corporation's news releases regarding material interim financial results by reviewing them with management and the external auditors prior to the filing of the Form 10-Q with the SEC. Discuss any significant changes to the Corporation's accounting policies and significant judgements that may affect the financial results and any items required to be communicated by the external auditors in accordance with relevant auditing standards. The chair of the Committee may represent the entire Committee for purposes of this review and rely upon management for determining materiality.

     3) As necessary, but at least annually, review the effects of changes in accounting standards that may materially affect the Corporation's financial reporting practices.

     4) In consultation with management, the external auditors and the internal auditors consider the integrity of the Corporation's financial reporting practices and the adequacy and effectiveness of internal controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings identified by the external auditors and the internal auditing department together with management's responsiveness to such recommendations.

B.   External Auditors

     1) The external auditors are ultimately accountable to the Committee and the Board, which have the ultimate authority to select, evaluate and, where appropriate, replace the external auditors. The Committee shall review the independence and performance of the auditors and annually recommend to the

          Board the appointment of the external auditors or approve any discharge of auditors when circumstances warrant.

     2) The Committee is responsible for ensuring the independence of the external auditors. On an annual basis, the Committee shall receive and evaluate a formal report from the external auditors, which discloses all significant relationships with the Corporation that the auditors believe may impact their independence and objectivity. Discussions should be held with the external auditors and management on the scope of any such disclosed relationships and their impact or potential impact on the external auditors' independence and objectivity.

     3) Review the external auditors' audit plan and areas of audit focus. Review the fees and other significant compensation to be paid to the external auditors.

C.   Internal Audit

     1) Review the audit plan and significant changes in planned activities; review significant findings resulting from audits and management's responsiveness to the findings.

     2) Review Audit Services' assessment of the effectiveness of, or weaknesses in, internal control systems.

     3) Evaluate the performance and independence of Audit Services based on the review of information referred to above and discussions with the Vice President of Audit Services.

D.   Other Audit Committee Responsibilities

     1) On at least an annual basis, review with the Corporation's General Counsel any legal matters that can reasonably be expected to have a material impact on the organization's financial position and results of operations, the Corporation's compliance program and Code of Business Ethics compliance and any material inquiries or reports received from regulators or governmental agencies.

     2) Annually, and at any other time when the composition of the Committee changes, ensure that management submits the "Written Affirmation Form" addressing the Committee composition and charter to the NYSE.

     3) Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board for approval and adoption and have the document published at least every three years in accordance with SEC regulations.

     4) Review and approve the Audit Committee Report that must be included in the proxy statement.

     5) Periodically report to the Board of Directors on significant developments with respect to the foregoing activities.

Procedural Matters

         A majority of the members, but not less than two, will constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee may meet by telephone or videoconference and may take action by unanimous written consent.

DUKE ENERGY CORPORATION
Annual Meeting of Shareholders
April 26, 2001 at 10:00 a.m.
Energy Center - O.J. Miller Auditorium
526 South Church Street
Charlotte, NC

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R.B. Priory, R.P. Brace and R.W. Blackburn, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of Common Stock of Duke Energy Corporation of the undersigned at the annual meeting of shareholders to be held in the Energy Center, 526 South Church Street, Charlotte, North Carolina, on April 26, 2001, and at any adjournment thereof, upon all subjects that may come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the individuals designated above will vote for the election of all director nominees, in accord with the directors' recommendations on the other subjects listed on the reverse of this card and at their discretion on any other matter that may come before the meeting.

Your vote for the election of directors may be indicated on the reverse. Nominees are Ann Maynard Gray, Dennis R. Hendrix and Harold S. Hook.

If you are voting by mail, please sign on the reverse and return promptly in the enclosed return envelope. To vote by telephone or Internet, see instructions to the right.

VOTE BY TELEPHONE OR INTERNET
q u i c k - e a s y - i m m e d i a t e
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE:
You will be asked to enter a control number located in the box in the lower right of this form.

Option A: To vote as the Board of Directors recommends for all nominees and on all proposals: Press 1

Option B: If you choose to vote on each item separately, press 0. You will hear these instructions:

Directors: To vote FOR ALL nominees, press 1; To WITHHOLD FOR ALL nominees, press 9; To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions.

Proposals: To vote FOR, press 1; To vote AGAINST, press 9; To ABSTAIN, press 0. The instructions are the same for all proposals to be voted. When asked, you must confirm your vote by pressing 1.

VOTE BY INTERNET:
The Website address is www.proxyvoting.com/dukeenergy.
You will be asked to enter the control number located in the box in the lower right of this form. Then follow the instructions on the screen.

TO VOTE BY PHONE
Call - Toll Free - On a Touch-Tone Telephone
1-888-457-2966 Anytime
There is NO CHARGE to you for this call.

If you vote by phone or Internet, DO NOT mail the proxy card. Thank you for voting.

>>>> PAGE 2 begins here <<<<

Duke Energy will conduct its annual shareholders meeting on April 26, 2001 at 10:00 a.m. in the O.J. Miller Auditorium, located in the Energy Center at 526 South Church Street in Charlotte, North Carolina.

The Board of Directors recommends a vote "FOR" each of the nominees listed below, "FOR" Proposals 2, 3 and 4 and "AGAINST" Proposals 5 and 6.

DIRECTORS
1. Class I Directors:
01- Ann Maynard Gray
02- Dennis R. Hendrix
03- Harold S. Hook

PROPOSALS
2. Ratification of appointment of auditors.
3. Increase in authorized common stock.
4. Approval of amendment to 1998 Long-Term Incentive Plan.
5. Shareholder proposal relating to contributions to political movements and entities.
6. Shareholder proposal relating to investments in alternative energy sources.

Investor Relations Department
526 South Church Street
PO Box 1005
Charlotte, NC 28201-1005
(704) 382-3853 Charlotte
(800) 488-3853
Toll-Free
(704) 382-3814 Fax

- Mark this box if, in the future, you would prefer to view the annual report and proxy statement via the Duke Energy Website (www.duke-energy.com). You will still receive this voting form by U.S. Mail if you mark the box.

- If you are voting by mail, sign here as name(s) appear(s) above.
If you are voting by mail, please sign and date this proxy and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. Each joint owner should sign. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

See reverse for telephone and Internet voting instructions.